Exhibit (g.2)

FRONTIER FUNDS, INC.

EIGHTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS EIGHTH AMENDMENT dated as of the last date on the signature block, to the Custody Agreement, dated as of October 31, 2014, as amended (the “Agreement”), is entered into by and between FRONTIER FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit B, the list of funds, of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

FRONTIER FUNDS, INC.		U.S. BANK NATIONAL ASSOCIATION

By:		By:

Name:	William D. Forsyth III	Name:

Title:	President	Title:

Date:		Date:

EXHIBIT B

to the Custody Agreement

Separate Series of Frontier Funds, Inc.

Name of Series

Frontier Phocas Small Cap Value Fund

Frontier MFG Global Equity Fund

Frontier MFG Core Infrastructure Fund

Frontier MFG Global Plus Fund

Frontier MFG Global Sustainable Fund

Frontier MFG Select Infrastructure Fund

Frontier HyperiUS Global Equity Fund

Frontier Caravan Emerging Markets Fund